Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 21 st day of December, 2005

BETWEEN:

YAK COMMUNICATIONS (CANADA) INC., a company incorporated under the laws of the Province of Ontario, having an office at 300 Consilium

Place, Suite 500 Toronto, Ontario

(herein called the “Corporation”)
OF THE FIRST PART

AND:

VALERIE FERRARO, of Toronto, Ontario

(herein called the “Executive”)
OF THE SECOND PART

WHEREAS:

A.	The Corporation carries on the business of an integrated communications provider offering a full array of long distance (l+/toll free and dial-around), local, travel cards, cellular long distance, data services, and broadband voice to residential accounts and small and medium sized companies in North America (the “Business”); and

B.	The Corporation has agreed to continue to employ the Executive in the Business and the Executive has agreed to accept such employment, subject to the terms, conditions and covenants herein provided;

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Executive hereby agree as follows:

1.	EMPLOYMENT

1.1	The Corporation hereby continues to employ the Executive in the position of President of the Corporation.

1.2	The Executive shall perform such duties and exercise such powers as are normally associated with and incidental and ancillary to such position, including responsibility for operations of the Corporation and shall perform such additional of directors of the Corporation (the “Board”) or any compensation committee thereof.

2.	DUTIES AND COMPLIANCE

2.1	During the term of this Agreement, including any renewals hereof, the Executive shall:

(a) perform her duties and carry out those responsibilities as are necessary or incidental to perform the functions associated with the position to the utmost of her ability, with a view to promoting the best interests and goodwill of the Corporation;

(b) shall conduct herself in a diligent, competent and businesslike manner; and

(c) not incur any debt, liability or obligation, or enter into any contract or agreement for, or on behalf of, or in the name of the Corporation except in the ordinary course of business unless duly authorized by the Corporation.

3.	COMMITMENT

3.1	During the term of this Agreement, including any renewals hereof, the Executive shall:

(a) devote substantially the whole of her time skill, experience and attention to the business and affairs of the Corporation and its subsidiaries; and

(b) not, without the prior written consent of the Corporation, undertake any other business or occupation or become an employee or agent of any other corporation, film, partnership or individual; provided that nothing herein shall be construed so as to prevent the Executive from making investments of a strictly passive nature, so long as such investments, when considered together, do not amount to more than five percent (5%) of the total equity of another corporation, firm or partnership, are not of a type or in an amount such as would conflict with the efficient performance by the Executive of her duties hereunder; and provided further that nothing herein shall prevent the Executive from performing her customary duties.

4.	TERM OF EMPLOYMENT

The effective date of this Agreement is January 1, 2006. Subject to earlier *termination as provided in Section 9 hereof, the term of this Agreement shall be for a period of three (3) years (the “Initial Term”). After the expiration of the Initial Term, this Agreement will The Initial Term together with any Renewal Term shall be collectively referred herein as the “Term”.

5.	REMUNERATION, BENEFITS AND EXPENSES

5.1	As compensation for the performance by the Executive of her duties hereunder, the Executive shall receive the following:

(a) An annual base salary in the amount of $300,000 (“Base Salary”) payable in accordance with the Corporation’s normal payroll practices. The Executive’s Base Salary shall be reviewed by the Chief Executive Officer on behalf of the Corporation/Board (or the compensation committee thereof)on an annual basis for a determination as to the extent of any increase in Base Salary in light of the Executive’s performance and in light of current industry standards for the Executive’s position. Notwithstanding the above, the parties agree that, at a minimum, the Base Salary shall annually increase by no less than the Canadian Consumer Price Index rate;

(b) the Executive shall be entitled to receive an annual bonus (“‘Bonus”) of up to 50% of Base Salary. Such Bonus to based on the attainment of reasonable annual targets (“Targets”) to be determined by mutual agreement of the Chief Executive Officer (subject to the approval of the Compensation Committee of the Board) and the Executive;

(c) the Executive shall be granted 50,000 options (the “Initial Options”) exercisable May 11, 2005 at an exercise price of US$6.57 and expiring May 11,2009. Each Option shall permit the Executive to subscribe for one (1) common share of Yak Communications Inc. upon payment of US$ 6.57.

(d) the Executive shall be entitled to participate in any stock option plan (“Plan”) made available to senior executives of the Corporation in the manner and to the extent authorized by the Board subject to the rules of the Plan in effect from time to time;

(e) the Executive shall be entitled to participate in employee benefit plans provided by the Corporation from time to time to other senior executives of the Corporation, including medical, dental and group life and disability insurance plans. The Corporation shall pay all premium costs and contributions associated with the group benefits program under which the Executive is covered; and

5.2	The Executive shall be reimbursed for all reasonable and necessary traveling, entertainment and other expenses actually and properly incurred by the Executive from time to time in connection with the carrying out of her duties hereunder submission of proper receipts, vouchers and other reasonable confirming documentation.

5.3	The Corporation shall pay the Executive an automobile allowance of $1,200 per month and shall provide the Executive with a cellular telephone, Blackberry and laptop computer or other devices reasonably necessary for the performance of her duties in the sole discretion of and on such terms as shall be determined by the Chief Executive Officer.

5.4	The Corporation agrees to assume the cost of reasonable legal fees related to the drafting and review of the terms of this Agreement.

6.	MAINTENANCE OF BENEFITS

6.1 The benefits to be provided to the Executive pursuant to section 5.l(f) hereof shall continue to be maintained during the period of the Executive’s employment, provided that if any particular benefit cannot be continued during such period because of the requirements of the carrier the Executive shall be reimbursed for maintaining such benefit personally.

7.	VACATION

7.1 The Executive shall be entitled to a total of five (5) weeks of paid vacation during each year of this Agreement, to be taken at such time or times as may be mutually agreed upon by the parties hereto. Unused vacation may be carried over to the next following year.

8.	CONFIDENTIALITY, NON-SOLICITATIONS AND INTELLECTUAL PROPERTY

8.1	The Executive:

(a) acknowledges that as the President she will acquire information (“Confidential Information”) about certain matters which are confidential to the Corporation and its affiliates, including, but not limited to suppliers and clients, accounts, prices and costs, information concerning products and services, trade secrets, computer programs, data, processes, know-how, designs, formulas, source code, object code, programs, methods, samples, developmental or experimental work, improvements, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, confidential knowledge or other proprietary information of the Corporation;

(b) acknowledges that such Confidential Information could be used to the detriment of the Corporation and its affiliates; and

(c) shall, at all times during the term of her employment and thereafter, hold Confidential Information in strictest confidence and shall not use, except as required in connection with the Executive’s work for the Corporation, or disclose such Confidential Information to any person, firm or corporation in any manner, directly or indirectly, unless such disclosure is in furtherance of a legitimate business interest of the Corporation.

8.2	The Executive in her capacity as an officer and employee of the Corporation covenants and agrees that:

(a) during the period of the Executive’s employment with the Corporation and for a period of twelve (12) months from the date of termination, the Executive will not, directly or indirectly, solicit any person, firm or corporation who the Executive knows to be a current employee or customer of the Corporation or its affiliates for the purpose of soliciting for employment or selling to such customer any products or services which are the same as or substantially similar to those products or services comprising the Business, or in any way competitive with, the products or services sold by the Corporation or its affiliates during the period of the Executive’s employment with the Corporation, as the case may be; and

(b) effective until the termination of the Executive’s employment hereunder, the Executive shall, without demand, forthwith deliver over to the Corporation (and will not keep in her possession, recreate or deliver to anyone else) all devices, documentation, correspondence, papers, diskettes, electronic mail, other documents or property, together with all copies thereof (in whatever medium recorded) prepared by the Executive during the course of her employment that belongs to the Corporation, its successors or assigns.

8.3	The Executive agrees to make prompt written disclosure to the Corporation, and to hold in trust for the sole right and benefit of the Corporation, and to assign to the Corporation all of the Executive’s rights, title and interest in and to any ideas, inventions, original works of authorship, developments, improvements or trade secrets which the Executive may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice, during the period of the Executive’s employment with the Corporation; and

8.4	The Executive recognizes that Section 8.3 does not require assignment of any invention which she has developed entirely on the Executive’s own time without using the Corporation’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (a) relate at the time of conception or reduction to practice of the invention to the Corporation’s business, or actual or demonstrably anticipated research or development of the Corporation; or, (b) result from any work performed by the Executive for the Corporation.

9.	TERMINATION

9.1	The employment of the Executive hereunder may be terminated by either the Corporation or the Executive, as the case may be, in any of the following circumstances:

(a)	at any time by the Corporation forthwith, without notice and without pay in lieu of notice, for cause;

(b)	automatically upon the death of the Executive in accordance with Section 12 hereof;

(c)	by the Corporation, without cause, which shall include a Change of Control as defined below, by providing to the Executive the Severance Payment (as that term is hereinafter defined) and the Severance Benefits (as that term is hereinafter defined); and

(d)	by the Executive upon no less than thirty (30) days notice (the “Notice Period”), provided that the Executive’s employment shall terminate on the date the Notice Period expires. In such circumstance, the Corporation may request that the Executive cease duties prior to the expiry of the Notice Period. The Corporation shall, in such event, pay to the Executive an amount equal to the difference between the amount which the Executive would have received had the employment of the Executive been continued throughout the Notice Period and the amount actually paid by the Corporation to the Executive during the Notice Period.

9.2	For the purposes of this section 9,

(a)	“Severance Payment” means a lump sum payment in an amount representing twelve (12) months Base Salary and Bonus;

(b)	“Severance Benefits” means the provision of employment benefits described in Section 5.l(f) hereof for a period of twelve (12) months.

9.3	In the event the continuance of Severance Benefits is not permitted under the applicable group insurance or benefit plan, the Corporation shall pay, no later than fifteen (15) days after the effective date of termination of the Executive’s employment, an amount in case equal to the value of such benefits as determined by the Corporation’s auditors using such methods and assumptions as the Corporation’s auditors consider appropriate in the circumstances.

9.4	Subject to applicable regulatory requirements and notwithstanding any terms of ‘any Plan, in the event of the termination of the Executive

(a)	for any reason, all unvested options shall immediately vest;

(b)	for any reason other than the death of the Executive, all vested options shall expire on the day that is the later of (i) ninety (90) days after the effective date of the termination; and (ii) such date set out under the terms of any applicable Plan;

(c)	by reason of the death of the Executive, all vested options shall expire on the day that is one (1) year after the date of the Executive’s death.

10.	NO REQUIREMENT TO MITIGATE

10.1	In the event that any payment is made to the Executive pursuant to the provisions of Section 9, the Executive shall not be required in any manner whatsoever to mitigate any damages resulting from the termination of employment. Furthermore, the payment referred to in Section 9 shall be made regardless of whether the Executive seeks or finds employment of any nature whatsoever.

11.	CHANGE OF CONTROL

11.1	“Change in Control” means a transaction or series of transactions whereby directly or indirectly:

(a) any person or combination of persons obtains a sufficient number of securities of the Corporation to affect materially the control of the Corporation; for the purposes of this Agreement, a person or combination of persons holding shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 50% or more of the votes attaching to all shares of the Corporation which may be cast to elect directors of the Corporation, shall be deemed to be in a position to affect materially the control of the Corporation; or

(b) the Corporation shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement with, any other person (other than a subsidiary of the Corporation) or any other person (other than a subsidiary of the Corporation) shall consolidate or merge with or into, or amalgamate with or enter into a statutory arrangement with, the Corporation, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Corporation or any other person or for cash or any other property and the shareholders of the Corporation prior to the merger hold less than 50% of the voting shares of the continuing entity;

(c) the Corporation shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more of its subsidiaries shall sell or otherwise transfer, including by way of the grant of a leasehold interest), property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Corporation and its subsidiaries as at the end of the most recently completed financial year of the Corporation or (B) which during the most recently completed financial year of the Corporation generated, or during the then current financial year of the Corporation are expected to generate, more than 50% of the consolidated operating income or cash flow of the Corporation and its subsidiaries, to any other person or persons (other than the Corporation or one or more of its subsidiaries); or

(d) there occurs a change in the composition of the Board, which occurs at a single meeting, or a succession of meetings occurring within 6 months of each other, of the shareholders of the Corporation, whereby such individuals who were members of the Board immediately prior to such meeting or succession of meetings cease to constitute a majority of the Board, as constituted immediately prior to such meeting, approving of such change.

11.2	Notwithstanding anything to the contrary contained in this Agreement, if a Change in Control occurs, the Executive shall be entitled to elect to terminate her employment with the Corporation and to receive payments and benefits in accordance with Sections 9.

11.3	All termination rights of the Executive provided for in Section 11 are conditional upon the Executive electing to exercise such rights by notice given to the Corporation within 180 days of the Change of Control.

12.	DEATH OF EXECUTIVE

In the event that the Executive dies prior to the satisfaction of all of the Corporation’ s obligations under the terms of this Agreement, any remaining amounts payable to the Executive by the Corporation shall be paid to the person or persons previously designated by the Executive to the Corporation for such purposes. Any such designation of beneficiaries shall be made in writing, signed by the Executive and dated and filed with the Secretary of the Corporation. In the event that no designation is made, all such remaining amounts shall be paid by the Corporation to the estate of the Executive.

13.	GENERAL

13.1 Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows or to such other address as the relevant party may specify from time to time:

(a)	if to the Corporation:

Yak Comnunications (Canada) Inc. 300 Consilium Place

Suite 500 Toronto, ON MIH 3G2

Tel: (647) 722-2740

Fax: (647) 722-2763

Attention: Chief Executive Officer

(b)	if to the Executive:

Valerie Ferraro 1337 Birchcliff Drive

Oakville, Ontario

L6M 2A5

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) or, if mailed, on the third business day following the date of mailing; provided, however, that if at the time of mailing or within three (3) business days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

13.2	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no covenants, conditions, agreements, representations, warranties or any other terms or provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof, except as herein provided.

13.3	This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the laws of Canada.

13.4	No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed to in writing by both parties and consented to by the Board (or compensation committee thereof). No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver

13.5	Each of the parties hereto agrees to do and execute or cause to be made, done or executed all such further and other things, acts, deeds, documents, assignments and assurances as may be necessary or reasonably required to carry out the intent and purpose of this Agreement fully and effectually. Without limiting the generality of the foregoing, the Corporation shall take all reasonable steps in order to structure the payment or payments provided for in this Agreement in the manner most advantageous to the Executive with respect to the provisions of the Income Tax Act (Canada) or similar legislation in place in the jurisdiction of the Executive’s residence.

13.6	This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the parties hereto, and the heirs, executors, administrators and legal personal representatives of the Executive and the successors and assigns of the Corporation. This Agreement is personal to the Executive and may not be assigned by the Executive.

13.7	The Executive acknowledges that she has been advised to obtain, and that she has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to this Agreement and that she understands the nature and consequences of this Agreement.

13.8	Because the Executive’s services are personal and unique and because the Executive may have access to and become acquainted with the proprietary information of the Corporation, the Corporation shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, and without prejudice to any other rights and remedies that the Corporation may have for a breach of this Agreement.

13.9	This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

Signed, sealed and delivered in the presence of:

/s/ Valerie Ferraro
Valerie Ferraro

YAK COMMUNICATIONS (CANADA) INC.

Per:	/s/ Charles Zwebner
Charles Zwebner, Director & CEO